COMPANY CONTACT:
Mitchell H. Bodian, President and CEO
Shaunna Jones, Investor Relations
Equalnet Communications Corp.
281.529.4611


FOR IMMEDIATE RELEASE                                           February 2, 1999
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                   EQUALNET COMMUNICATIONS ACQUIRES ASSETS OF
                           BRITTAN COMMUNICATIONS INC.

Equalnet Communications Corp. (NASDAQ: ENET), through its USC Telecom subsidiary ("Equalnet"), has acquired the customer base and certain other assets of Brittan Communications International Corporation ("BCI"), a switchless long distance reseller primarily serving residential subscribers, headquartered in Houston, Texas. Equalnet acquired these assets at a foreclosure sale conducted by BCI's secured creditor. The consideration paid included the assumption of up to $2.5 million in debt and the issuance of a maximum of $1 million of common stock and
1.5 million common stock purchase warrants. Equalnet also assumed certain of BCI's existing and future obligations under a Receivables Sale Agreement and its third part billing agreements.

In calendar 1998, BCI had total revenue in excess of $40 million. Equalnet anticipates that the BCI customer base and certain related marketing programs will generate revenue of approximately $16 million in calendar 1999.

"Acquiring this customer base provides great financial benefit for Equalnet," commented Mitchell H. Bodian, Equalnet's CEO. "We see this as a transaction that can have an immediate favorable impact on our operating performance. As a result of the consolidation of these assets into Equalnet, we have eliminated substantial overhead expense and we anticipate an immediate positive impact on our consolidated cash flow."

Mark Willis, Chairman of Equalnet added, "Not only is this transaction beneficial from a financial point of view, but also from an operational perspective. We have succeeded in selectively hiring some experienced and talented BCI employees, thereby improving Equalnet's operational capabilities."

This press release includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. All statements other than stsatements of historical fact, included in this press release, including without limitation, Equalnet's business strategy, plans and objectives, are forward-looking statements. Although Equalnet believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Numerous factors could cause actual results to differ materially from Equalnet's expectation, including without limitation, general economic and competitive factors. Additional risk factors are discussed in Equalnet's Annual Report on Form 10-K for the year ended June 30, 1998, which is on file with the Securities and Exchange Commission. Readers should carefully review the cautionary statements and risk factors described in documents filed by Equalnet from time to time with the Securities Exchange Commission.

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